Imperial Parking Corporation
Suite 300, 601 W. Cordova St.
Vancouver, BC, V6B 1G1
CANADA

Tel:  (604) 681-7311
Fax:  (604) 681-4098

Press Release

IMPARK’S U.S. GROWTH CONTINUES WITH ACQUISITION OF PHILADELPHIA’S DLC
MANAGEMENT GROUP, INC.

VANCOUVER, British Columbia – (BUSINESS WIRE) – July 2, 2001 – Imperial Parking Corporation (“Impark”) (AMEX: IPK) today announced that it has acquired 100% of the shares of DLC Management Group, Inc. (“DLC”) of Philadelphia, PA. The transaction completed on June 30, 2001.

The purchase price consisted of an initial cash payment followed by a performance-based earn-out to be paid over five years. The founder and President of DLC, Dominic Chila, will remain as President of DLC pursuant to a five-year employment agreement with Impark. The vendors of DLC consisted of eight members of the current DLC management group, including Mr. Chila. The DLC management group will remain as employees of Impark to continue the excellent service provided to DLC clients.

DLC, founded in 1978, is a parking management, valet service and property management company that operates hospital, university, hotel and commercial facilities in Philadelphia, PA, Washington, DC, Atlantic City, NJ and Wilmington, DE. DLC currently operates 75 parking facilities comprising approximately 15,000 parking stalls. DLC Transportation Services, Inc., a wholly owned subsidiary of DLC, is a shuttle services company that provides off-site shuttle services to staff, students and patrons of major hospitals, universities and hotels. Together, the DLC companies employ approximately 575 people.

“Impark’s purchase of DLC’s parking and shuttle services business is a major step forward in our plans to grow Impark in the U.S. through small to medium-sized acquisitions of strong local and regional parking operators,” said Charles Huntzinger, Impark’s President and Chief Executive Officer. “DLC is a very well run, established company with a strong management team and a proven track record of profitability. This acquisition supports our strategy to expand in the Eastern U.S. and instantly provides a strong client base in the northeast to fuel the growth of our business.”

Dominic Chila, founder and President of DLC stated, “I am excited that the strong relationships and the reputation of DLC will be enhanced by the resources and infrastructure of Impark. We can provide increased services to current and future customers in the northeast and nationally, which we anticipate will provide greater profitability for the combined company. We have been impressed with the quality, focus and integrity of the Impark organization and look forward to expanding with them the services that we currently offer our clients.”

Imperial Parking Corporation, headquartered in Vancouver, B.C., Canada is the largest parking operator in Canada and the fourth largest in North America based on number of locations. Impark owns, leases or manages more than 1,480 parking locations and 270,000 stalls in Canada and the United States.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected, as a result of certain factors. A discussion of these factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:

Imperial Parking Corporation
Corporate Services Manager
Gordon Craig, (604) 681-7311